UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2004

BindView Development Corporation

(Exact name of registrant as specified in charter)

Texas	000-24677	76-0306721
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5151 San Felipe, 25th Floor
Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 561-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Security Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

     As discussed below in Item 4.02, on December 6, 2004, BindView Development Corporation (“BindView” or the “Company”) issued a press release announcing that the previously issued financial statements for the year ended December 31, 2003 and the first two quarters of 2004 should not be relied upon due to errors in those financial statements. The BindView Board of Directors’ Audit Committee (the “Audit Committee”) has concluded that those financial statements should be restated to make the necessary accounting adjustments. The Company expects to file the restated financial statements prior to December 21, 2004.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     On November 24, 2004, the Company filed a Current Report on Form 8-K. This report provided information related to a notice from The NASDAQ Listing Qualifications staff indicating that BindView had failed to file its quarterly report on Form 10-Q for the period ended September 30, 2004 (the “Report”), as required by NASDAQ Marketplace Rule 4310(c) (14). On November 24, 2004, BindView requested a hearing with the NASDAQ Qualifications Panel (the “Panel”) for continued listing on the NASDAQ National Market. This request stayed the delisting of BindView’s common stock pending a hearing that has now been set for December 21, 2004. Prior to the hearing date, the Company expects to file its Form 10-Q for the third quarter of 2004, as well as an amended Form 10-K for the year ended December 31, 2003 and amended Forms 10-Q for the first two quarters of 2004, and thereby become compliant with the applicable NASDAQ listing requirements, which would, among other things, make the hearing moot and remove the “E” that was added to the Company’s trading symbol on November 26, 2004.

     If the Company does not regain compliance prior to the hearing date on December 21, 2004, the hearing will be held as scheduled on December 21st to determine if the Company’s common stock will continue to be listed. If such hearing is held, the Company believes the Panel will grant its request for continued listing, but can provide no assurance the Panel will grant its request.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     On October 28, 2004, the Company filed a Current Report on Form 8-K announcing that the Audit Committee, which had retained independent legal counsel and consultants, had begun an investigation of revenue recognition practices in its Latin American operations. On December 6, 2004, the Audit Committee concluded that due to errors with the transactions described below, the Company will need to restate its previously issued financial statements for the year ended December 31, 2003, and for the first two quarters of 2004 and that those statements should no longer be relied upon. The Audit Committee has discussed these conclusions with the Company’s independent registered public accounting firm.

     The investigation is substantially complete and is expected to be finalized on or before December 10, 2004. Based on findings to date, the Audit Committee has concluded that revenues totaling $1.0 million relating to six transactions were improperly reported during the nine-month period ended June 30, 2004. These revenues related to contracts that have been determined to be unenforceable. As a result, the Company’s reported revenues were overstated by $173,000 in the fourth quarter of 2003; $131,000 in the first quarter of 2004; and $698,000 in the second quarter of 2004.

     The Company will restate its financial statements for the transactions described above in amended filings on Form 10-K for the year ended December 31, 2003 and on Form 10-Q for the quarterly periods ended March 31, 2004, and June 30, 2004. The Company expects to make these amended filings and to file its Form 10-Q for the quarterly period ended September 30, 2004 prior to December 21, 2004. However, no assurance can be given that the filings will be made by that date.

     A copy of BindView’s December 6, 2004, press release is incorporated in this report as exhibit 99.1 and in Item 4.02 by reference. In addition, this Current Report on Form 8-K and the press release contain statements intended as “forward-looking statements” which are subject to the cautionary statements about forward-looking statements set forth in the BindView press release.

Item 9.01. Financial Statements and Exhibits.

     The exhibits to this report are as follows:

Exhibit No.	Description
99.1	Press Release of BindView Development Corporation dated December 6, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BindView Development Corporation
Dated: December 6, 2004	By:	/s/ EDWARD L. PIERCE
Edward L. Pierce,
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

     We undertake to furnish to any shareholder so requesting a copy of any of the following exhibits upon payment to us of the reasonable costs incurred by us in furnishing any such exhibit.

Exhibit	Description
99.1	Press Release of BindView Development Corporation dated December 6, 2004